EXHIBIT 10.3

                               RETAINER AGREEMENT
                                     BETWEEN
                     HORWITZ & CRON AND MSTG SOLUTIONS, INC.
                             DATED JANUARY 25, 2002

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                                                    15615 Alton Parkway,
                                                    Suite 175
                                                    Irvine, California 92618

HORWITZ & CRON                                      ----------------------------

                                                    Telephone:  949 . 450 . 4942
                                                    Facsimile:  949 . 453 . 8774

January 25, 2002

MSTG SOLUTIONS, INC.
Attn:  Mr. Gil Kim
3100 North Tustin Avenue, Suite 280
Orange, CA 92868

     RE:  RETENTION OF HORWITZ & CRON
          SUBJECT: GENERAL BUSINESS REPRESENTATION
          ----------------------------------------

Dear Mr. Kim:

This correspondence will serve to confirm that you have engaged our firm on an hourly basis with regard to general business matters. In general, our representation will include a review and analysis of all information you provide in connection with the above-referenced matter, an analysis of the materials, consultations, phone conferences, preparation of pleadings and other documents, court appearances and/or our recommendations in connection with the further handling of the various matters.

We have found that our clients appreciate having our billing procedures explained in writing. Experience has shown that the attorney-client relationship works best when there is a mutual understanding about fees, costs and payment terms. Accordingly, we take this opportunity to outline the terms on which we propose to provide our professional services.

To help us determine the value of our services, we ask each of our lawyers and legal assistants to maintain time records for each client and matter. The time records are reviewed bi-weekly by the billing attorney assigned to you before an invoice is rendered.

You will be billed at a fixed fee for all services provided by Larry Horwitz. This fixed fee shall be payable as follows:

     (1) $3,000.00 per month, until MSTG Solutions, Inc. shall have raised $100,000.00; at which time, the fixed fee shall increase to $5,000.00 per month; and
     (2)  250,000 shares of stock; and
     (3)  250,000 options exercisable at $0.50 per share.

Mr. Horwitz shall provide these services to you, in exchange for the foregoing, for 2 years or upon declaring effective of a Registration Statement on behalf of MSTG Solutions, Inc. with the Securities Exchange Commission.

All other are billed at the hourly rate then in effect for the attorney or legal assistant who is performing the work. The attorneys and paralegals working on your matters will bill their time at an hourly rate varying from $200.00 to $250.00, depending upon their experience level and the complexity of the matter.

We will forward our invoices on a monthly basis, and each invoice, unless otherwise specified, represents our fees and out-of-pocket costs advanced for your account through the end of the preceding month.

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--------------------------------
Horwitz & Cron

Mr. Gil Kim
Letter of January 25, 2002
RE:  Retention of HORWITZ & CRON
Page 2 of 2
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We make every effort to include  disbursements in the statement for the month in which the disbursements are incurred. However, some disbursements, such as telephone charges, are often not available to us until the following months, in which case those disbursements will be included on a subsequent invoice. Payment is due upon presentation of the invoice, and invoices which remain unpaid after thirty days from the invoice date are assigned a late payment charge of ten percent (10%) per annum. In the unlikely event we are required to incur legal or other costs to recover amounts due for fees and expenses on your account, you will be responsible for those costs as well.

It is our policy to serve you with the most effective support systems available, while at the same time allocating the costs of such systems in accordance with the extent of usage by individual clients. Therefore, in addition to our fees for legal services, we will also invoice separately for certain costs and expense disbursements, including telephone, facsimile, messenger, courier and other communication costs, reproduction, document retrieval, staff overtime when required by the client or the matter's timing, computer research facilities, document preparation on word processing, and other costs and expenses incurred on your behalf.

Our firm is not affiliated with the Business Law Center. Our firm does not currently maintain errors and omissions insurance coverage applicable to the services to be rendered. If you have questions in this regard, please feel free to call.

We hope this adequately explains our fees and billing procedures. We encourage you to discuss with us any questions you may have regarding these policies and procedures, either at the inception of our engagement or at any time during its course. If the terms set forth above are satisfactory, please sign and return the enclosed copy of this letter and return it to us either by facsimile or U.S. Mail.

We thank you for selecting our firm for your legal representation and look forward to working closely with you on this matter.

Very truly yours,

/s/ Lawrence W. Horwitz
Lawrence W. Horwitz

APPROVED:
                                        MSTG SOLUTIONS, INC.


Dated: Jan. 25, 2002                    By: /s/ Gil Kim
       -------------                       --------------------------------
                                           Gil Kim
                                           Its: President